Exhibit 3.2

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.           Name of corporation:

Parametric Sound Corporation

2.           The articles have been amended as follows (provide article numbers, if available):

ARTICLE 5; Section 5.1 - This Article and Section of the Articles of Incorporation of this corporation is amended to read in full as follows:

“5.1           Authorized Capital Stock. The aggregate number of shares which this Corporation shall have authority to issue is fifty-one million (51,000,000) shares, consisting of (a) fifty million (50,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”) and (b) one million (1,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided. Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to Articles of Incorporation is filed with the Secretary of State of the State of Nevada, each five (5) shares of Common Stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of this Corporation; provided, however, that this Corporation shall issue no fractional shares as a result of the actions set forth herein but instead any fractional shares resulting from such conversion will be rounded up to the nearest whole number. A description of the classes of shares and a statement of the number of shares in each class and the relative rights, voting power, and preferences granted to and restrictions imposed upon the shares of each class are as follows:”

3.           The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 96.7%

IN WITNESS WHEREOF, I have signed this Certificate this ___ day of March, 2012.

____________________ Authorized Officer